UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 8, 2026

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market Street, Ste. 400
San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(415) 507-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[☐]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[☐]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[☐]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[☐]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ADSK	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 8, 2026, Autodesk, Inc. (“Autodesk” or the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, BNP Paribas Securities Corp., and Citigroup Global Markets Inc., as representatives of the several underwriters listed on Schedule II thereto (the “Underwriters”), relating to the issuance and sale by the Company of $500 million aggregate principal amount of 5.050% Notes due 2029 (the “2029 Notes”) and $500 million aggregate principal amount of 5.650% Notes due 2033 (the “2033 Notes”, and together with the 2029 Notes, the “Notes”).

The Underwriting Agreement includes customary representations, warranties and covenants by the Company. Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities.

The Notes were issued and sold in a public offering pursuant to a registration statement on Form S-3 (File No. 333-287650), including the prospectus contained therein (the “Base Prospectus”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a preliminary prospectus supplement dated September 8, 2026, a related final prospectus supplement dated September 8, 2026 (together with the Base Prospectus, the “Prospectus”), and a free writing prospectus dated September 8, 2026.

The Notes are governed pursuant to an indenture, dated December 13, 2012 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee, as supplemented by a seventh supplemental indenture, dated as of September 10, 2026 (the “Supplemental Indenture” and referred to together with the Base Indenture as the “Indenture”). Autodesk intends to use the net proceeds from the offering, together with cash on hand, to repay $1.0 billion aggregate principal amount under that certain Term Loan Credit Agreement, dated as of June 15, 2026, among the Company, the lenders party thereto, and Citibank, N.A., as administrative agent.

Interest on the 2029 Notes accrues annually at a rate of 5.050% and interest on the 2033 Notes accrues annually at a rate of 5.650% and is payable, in each case, semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2027.

Autodesk may be required to offer to repurchase the Notes upon a change in control and contemporaneous downgrades of the Notes below investment grade ratings, and it may also elect to redeem the Notes in whole or in part at any time, on the prices and on the terms further specified in the Indenture.

The Indenture contains limited affirmative and negative covenants of Autodesk. The negative covenants restrict the ability of Autodesk and certain of its subsidiaries to incur liens on principal property (as defined in the Indenture); to engage in sale and lease-back transactions with respect to any principal property; and the ability of Autodesk to consolidate, merge or sell all or substantially all of its assets.

Events of default under the Indenture include a failure to make payments, non-performance of affirmative and negative covenants, and the occurrence of bankruptcy and insolvency-related events. Autodesk’s obligations may be accelerated upon an event of default, in which case the entire principal amount of the Notes would become immediately due and payable.

The foregoing description of certain terms of the Underwriting Agreement, Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Base Indenture, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 13, 2012, and the Underwriting Agreement, Supplemental Indenture and related form of the Notes which are filed with this report as Exhibits 1.1, 4.1 4.2, and 4.3, respectively, and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 8.01.	Other Events.

Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Autodesk, has issued an opinion to Autodesk dated September 10, 2026 regarding the legality of the Notes. A copy of the opinion is filed as Exhibit 5.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 8, 2026, by and among Autodesk, Inc. and Morgan Stanley & Co. LLC, BNP Paribas Securities Corp. and Citigroup Global Markets Inc., as representatives of the several underwriters listed on Schedule II thereto.

4.1	Seventh Supplemental Indenture, dated September 10, 2026, by and between Autodesk, Inc. and U.S. Bank Trust Company, National Association.

4.2	Form of Note for Autodesk, Inc.’s 5.050% Notes due 2029 (incorporated by reference from Exhibit 4.1 hereto).

4.3	Form of Note for Autodesk, Inc.’s 5.650% Notes due 2033 (incorporated by reference from Exhibit 4.1 hereto).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 above).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ Janesh Moorjani
Janesh Moorjani
Chief Financial Officer

Date: September 10, 2026